UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GoDaddy Inc.

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GODADDY INC.
14455 N. Hayden Road
Scottsdale, Arizona 85260
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 7, 2017
Dear Stockholders of GoDaddy Inc.:
The 2017 annual meeting of stockholders, or the Annual Meeting, of GoDaddy Inc., or the Company, a Delaware corporation, will be held on Wednesday, June 7, 2017 at 8:00 a.m. PDT, at The Westin Kierland Resort & Spa (Mapmakers Conference Room), located at 6902 E. Greenway Parkway, Scottsdale, AZ 85254, for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect three Class II directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	to approve named executive officer compensation in a non-binding advisory vote; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors, or our Board, has fixed the close of business on Monday, April 10, 2017 as the record date for the Annual Meeting. Only stockholders of record on April 10, 2017 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 25, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and our 2016 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2016 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of GoDaddy Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,
Blake J. Irving
Chief Executive Officer and Director
Scottsdale, Arizona
April 25, 2017

GODADDY INC.
PROXY STATEMENT
FOR 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 7, 2017
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board for use at the Annual Meeting of the Company, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Wednesday, June 7, 2017 at 8:00 a.m. PDT, at The Westin Kierland Resort & Spa (Mapmakers Conference Room), located at 6902 E. Greenway Parkway, Scottsdale, AZ 85254. A Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access this proxy statement and our 2016 annual report is first being mailed on or about April 25, 2017 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•
the election of three Class II directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;

•	a non-binding advisory vote on executive compensation; and

•	any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:

•	"FOR" the election of Richard H. Kimball, Elizabeth S. Rafael and Lee E. Wittlinger as Class II directors;

•	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	"FOR" the approval of named executive officer compensation pursuant to a non-binding advisory vote.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on April 10, 2017, or the record date, may vote at the Annual Meeting. As of the record date, there were 169,117,430 shares of our Class A common stock and Class B common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our Class A common stock and Class B common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our Class A common stock and Class B common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our Class A common stock and Class B common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our Class A common stock and Class B common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."
How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 6, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:

•	entering a new vote by Internet, in person or by telephone;

•	returning a later-dated proxy card;

•	notifying our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260; or

•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 7:30 a.m. PDT and the Annual Meeting will begin at 8:00 a.m. PDT. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•
if you are a street name stockholder, proof of beneficial ownership as of the record date, April 10, 2017, such as your most recent account statement reflecting your stock ownership as of that date, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking may be limited. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Blake J. Irving and Scott W. Wagner have been designated as proxies by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2016 annual report, primarily via the Internet. On or about April 25, 2017, we expect to mail to all stockholders the Notice containing instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2016 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. "Plurality" means that the nominees who receive the largest number of votes cast "for" are elected as directors. As a result, any shares not voted "for" a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote "for" or "withhold" on each of the nominees for election as a director.

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal.

•
Proposal No. 3: The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will result in the approval of the compensation of our named executive officers. You may vote "for" or "against," or abstain from voting on Proposal 3. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws, or our Bylaws, and Delaware law. The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock (holders of the Class A common stock and Class B common stock) entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, including the Annual Meeting. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our Class A common stock and Class B common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter - the proposal to ratify the appointment of Ernst & Young LLP.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations identifying individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GoDaddy Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Stockholders who beneficially own shares of our Class A common stock or Class B common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) provided for in our Stockholder Agreement (as defined herein), (ii) pursuant to our notice of meeting delivered pursuant to Section 2.04 of our Bylaws, (iii) by or at the direction of our Board or any authorized committee thereof, or (iv) properly brought before the annual meeting by any stockholder who is entitled to vote at the meeting, who, has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our annual meeting of stockholders in 2018, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 7, 2018; and

•	not later than the close of business on March 9, 2018.
In the event we hold our 2018 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the preceding annual meeting, or if no annual meeting was held in the preceding year, notice of a stockholder proposal not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations must include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary in writing at the address set forth above. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and corporate governance committee. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors."
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require the notice to be received by our Secretary within the time period described above under "Stockholder Proposals" for stockholder proposals not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board, which is currently comprised of ten members. Because we are a "controlled company" under the rules of the New York Stock Exchange, or the NYSE, we are not required to have a majority of our Board consist of "independent directors," as defined under the rules of the NYSE. Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of a successor, or his or her earlier resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Richard H. Kimball, Elizabeth S. Rafael and Lee E. Wittlinger to serve as Class II directors. If elected, Messrs. Kimball and Wittlinger and Ms. Rafael will hold office for a three-year term until the annual meeting of stockholders to be held in 2020.
Set forth below are the names and certain information about the nominees for Class II directors. The names of, and certain information about, the continuing members of our Board are also set forth below. All information is as of April 25, 2017.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Richard H. Kimball	II	60	Director	2014	2017	2020
Elizabeth S. Rafael(1)	II	56	Director	2014	2017	2020
Lee E. Wittlinger	II	34	Director	2014	2017	2020
Continuing Directors
Herald Y. Chen(2)(3)(4)	III	47	Director	2014	2018	—
Gregory K. Mondre(2)(3)(4)	III	42	Director	2014	2018	—
Bob Parsons(2)(3)(4)	III	66	Founder and Director	2014	2018	—
Brian H. Sharples(1)	III	56	Director	2016	2018	—
Blake J. Irving	I	57	Chief Executive Officer and Director	2014	2019	—
Charles J. Robel(1)(3)	I	67	Chairman of the Board	2014	2019	—
John I. Park	I	34	Director	2015	2019	—
__________

(1)	Member of our audit and finance committee.

(2)	Member of our compensation committee.

(3)	Member of our nominating and corporate governance committee.

(4)	Member of our executive committee.
Nominees for Director
Richard H. Kimball has served as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco, LLC, or Desert Newco, since December 2011. Mr. Kimball co-founded and has served as a General Partner of Technology Crossover Ventures, or TCV, a venture capital firm, since its inception in June 1995. From September 1984 to December 1994, he served in various roles at Montgomery Securities, an investment bank, including Managing Director. Mr. Kimball currently serves on the board of directors at several private companies and serves on the board of trustees of Dartmouth College. Mr. Kimball holds an A.B. degree in History from Dartmouth College and an M.B.A. degree from the University of Chicago, Booth School of Business.
We believe Mr. Kimball is qualified to serve as a member of our Board because of his perspective as the founder of a technology investment firm and his extensive expertise in venture capital investing and knowledge of technology companies.
Elizabeth S. Rafael has served as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco since March 2014. From August 2007 to October 2012, she served as Vice President, Corporate Controller and Principal Accounting Officer of Apple Inc. From September 2006 to August 2007, Ms. Rafael served as Vice President of Corporate Finance at Cisco Systems, Inc. and also held the position of Vice President, Corporate Controller and

Principal Accounting Officer from April 2002 to September 2006. Ms. Rafael currently serves on the boards of directors of Echelon Corporation, Shutterfly, Inc. and Autodesk, Inc. Ms. Rafael holds a B.S. degree in Accounting from Santa Clara University.
We believe Ms. Rafael is qualified to serve as a member of our Board because of her financial and compliance expertise, and her experience in the technology sector.
Lee E. Wittlinger has served as a member of our Board since its formation in May 2014, and has served as a member of the board of directors of Desert Newco since February 2014. Since July 2007, he has worked in various roles at Silver Lake Partners, or Silver Lake, and is currently a Director. From June 2005 to June 2007, Mr. Wittlinger served as an investment banker at Goldman, Sachs & Co. Mr. Wittlinger currently serves on the board of directors of Cast and Crew Entertainment Services, a private company. Mr. Wittlinger holds a B.S. degree in Economics with dual concentrations in Finance and Accounting, summa cum laude, from The Wharton School at the University of Pennsylvania.
We believe Mr. Wittlinger is qualified to serve as a member of our Board because of his experience and perspective as an investment professional and banker in the technology sector.
Continuing Directors
Blake J. Irving has served as our Chief Executive Officer since January 2013, as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco LLC, or Desert Newco, since January 2013. Prior to joining our company, he served as Chief Product Officer at Yahoo! Inc. from May 2010 to April 2012. From January 2009 to May 2010, Mr. Irving was a Professor in the M.B.A. program at Pepperdine University. From September 2007 to January 2009, he served as Chief Executive Officer and President of Balance Point Enterprises Inc., a real estate investment company. From 1992 to September 2007, Mr. Irving served in various senior and management roles at Microsoft Corporation, including most recently as Corporate Vice President of the Windows Live Platform Group. Mr. Irving holds a B.A. degree in Fine Arts from San Diego State University and an M.B.A. degree from Pepperdine University.
We believe Mr. Irving is qualified to serve as a member of our Board because of the perspective he brings as our Chief Executive Officer and his experience in senior management positions at several technology companies.
Charles J. Robel has served as a member of our Board since its formation in May 2014, as Chairman of the Board since March 2015 and as a member of the board of directors of Desert Newco since December 2011. From May 2008 until November 2011, when investment funds and entities affiliated with Kohlberg Kravis Roberts & Co. L.P., or KKR, Silver Lake and TCV, and other investors acquired a controlling interest in our company, or the Merger, he also served as a member of the board of directors. From June 2006 to February 2011, Mr. Robel served as the Chairman of the board of directors of McAfee, Inc. From June 2000 to December 2005, Mr. Robel served as General Partner and Chief of Operations of Hummer Winblad Venture Partners, a venture capital firm. From January 1974 to May 2000, Mr. Robel served in various roles at PricewaterhouseCoopers, LLP, an accounting firm, including most recently as a Partner. Mr. Robel currently serves on the board of directors of Jive Software, Inc. and Model N. Inc. Mr. Robel holds a B.S. degree in Accounting from Arizona State University.
We believe Mr. Robel is qualified to serve as a member of our Board because of his financial, accounting and compliance expertise, and his experience serving on the board of directors of other public and private technology companies.
John I. Park has served as a member of our Board since February 2015. Since May 2013, he has worked in various roles at KKR and is currently a Director. From June 2006 to April 2013, Mr. Park served in a similar role at Apax Partners LP, and from July 2004 to May 2006, as an investment banker at Morgan Stanley & Co. Mr. Park currently serves on the board of directors of several private companies. Mr. Park holds an A.B. degree in Economics, cum laude, from Princeton University and an M.B.A. degree from Harvard Business School.
We believe Mr. Park is qualified to serve as a member of our Board because of his experience and perspective as an investment professional and banker in the technology sector.
Bob Parsons founded GoDaddy in January 1997 and has served as a member of our Board since its formation in May 2014 and as a member of the executive committee of Desert Newco since December 2011. From December 2011 to June 2014, Mr. Parsons served as Chairman of the board of directors of Desert Newco. Prior to the Merger, he served in various roles, including President and Chairman of the board of directors. Prior to founding our company, Mr. Parsons founded Parsons Technology Inc., a software company, in 1984 and served as its Chief Executive Officer until its acquisition by Intuit Inc. in 1994. Mr. Parsons holds a B.S. degree in Accounting, magna cum laude, from the University of Baltimore.

We believe Mr. Parsons is qualified to serve as a member of our Board because of the perspective and experience he brings as our founder and as one of our largest stockholders, as well as his extensive experience in founding and growing technology companies.
Herald Y. Chen has served as a member of our Board since its formation in May 2014 and as a member of the board of directors and executive committee of Desert Newco since December 2011. He rejoined KKR in 2007, having previously worked for the firm from 1995 to 1997 and co-heads the firm’s Technology industry team. From 2002 to 2007, Mr. Chen served as a Director and then later as a Managing Director at Fox Paine & Company, a private equity firm. From 2004 to 2005, Mr. Chen also served as Chief Executive Officer at AMCI Corporation, a medical device company. Mr. Chen co-founded Jamcracker Inc., a web-services platform company, in 1999 and served as its Chief Financial Officer from its inception until 2002. From September 2009 to December 2011, Mr. Chen served on the board of directors of Eastman Kodak Company. Mr. Chen currently serves on the board of directors of several private companies. Mr. Chen holds a B.S. degree in Economics (Finance) and a B.S.E. degree in Mechanical Engineering from the University of Pennsylvania and an M.B.A. degree from the Stanford University Graduate School of Business.
We believe Mr. Chen is qualified to serve as a member of our Board because of his experience in the technology industry as an investment professional and his strategic insight and operational leadership as a former executive of technology companies.
Gregory K. Mondre has served as a member of our Board since its formation in May 2014, and has served as a member of the board of directors and executive committee of Desert Newco since December 2011. Mr. Mondre is a Managing Partner and Managing Director with Silver Lake Group, LLC. He joined Silver Lake in 1999 and has significant experience in private equity investing and expertise in sectors of the technology and technology-enabled industries. Prior to joining Silver Lake, Mr. Mondre was a principal at TPG, where he focused on private equity investments across a wide range of industries, with a particular focus on technology. Earlier in his career, Mr. Mondre worked as an investment banker in Communications, Media and Entertainment Group of Goldman, Sachs & Co. He currently serves as director of Motorola Systems, Inc. and Sabre Corporation, as well as a number of private companies such as Avaya, Inc., Fanatics, Inc., Red Ventures, and Sabre Holdings Corp. Mr. Mondre holds a B.S. degree in Economics from the Wharton School at the University of Pennsylvania.
We believe Mr. Mondre is qualified to serve as a member of our Board because of his expertise in financial matters and the experience and perspective he has obtained as an investor in, and board member of, numerous technology companies.
Brian H. Sharples has served as a member of our Board since March 2016. Since October 2015, Mr. Sharples has served as the chairman of Twyla, an online contemporary art sales company. From April 2004 through September 2016, Mr. Sharples served as Chief Executive Officer of HomeAway, Inc., a vacation rental marketplace. Mr. Sharples served as Chairman of HomeAway until January 2017. Mr. Sharples currently serves on the board of directors of RetailmeNot.com and privately held Fexy Media. Mr. Sharples holds a B.S. degree in Math and Economics from Colby College and an M.B.A. degree from the Stanford University Graduate School of Business.
We believe Mr. Sharples is qualified to serve as a member of our Board because of his extensive experience as an executive of companies in the technology industry.
Director Independence
Because we are a "controlled company" under the rules of the NYSE, we are not required to have a majority of our Board consist of "independent directors," as defined under the rules of the NYSE. In the future, if we no longer meet the definition of a controlled company, we will evaluate our individual directors and, if necessary, adjust the composition of our Board and its committees accordingly in order to comply with such rules.
Role of the Board
The role of our Board is to oversee the performance of our chief executive officer, or CEO, and other senior management and to assure the best interests of our stockholders are being served. The directors provide oversight in the formulation of our long-term strategic, financial and organizational goals and of the plans designed to achieve those goals. The day-to-day business is carried out by our employees, managers and officers, under the direction of our CEO and the oversight of our Board, to enhance our long term value for the benefit of our stockholders. Our Board reviews and approves standards and policies to ensure we are committed to achieving our objectives through the maintenance of the highest standards of responsible conduct and ethics.
Our Board understands that effective directors act on an informed basis after thorough inquiry and careful review, appropriate in scope to the magnitude of the matter being considered. The directors know their position requires them to ask probing questions of management and outside advisors. The directors also rely on the advice, reports and opinions of management, counsel and expert advisors. In doing so, our Board evaluates the qualifications of those it relies upon for information and advice and also looks to the processes used by managers and advisors in reaching their recommendations. In addition, our Board has the authority to hire outside advisors at our expense if they feel it is appropriate.
Board Leadership Structure
Our Board currently consists of Messrs. Chen, Irving, Kimball, Mondre, Park, Parsons, Robel, Sharples and Wittlinger and Ms. Rafael.
Pursuant to our stockholder agreement, dated as of March 31, 2015, by and among us, Desert Newco and the other parties named therein, or the Stockholder Agreement, our stockholders are entitled to nominate members of our Board as follows:

•
so long as affiliates of KKR own, in the aggregate, (1) at least 10% of the shares of our Class A common stock outstanding (assuming all outstanding company units of Desert Newco, LLC, or the LLC Units, exchangeable for shares of Class A common stock are so exchanged (we refer to the calculation of the number of shares outstanding on such basis as an "As-Exchanged Basis")) on an As-Exchanged Basis immediately following the consummation of our initial public offering, or IPO, affiliates of KKR will be entitled to elect two directors and (2) less than 10% but at least 5% of the shares of Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO, they will be entitled to nominate one director;

•
so long as affiliates of Silver Lake own, in the aggregate (1) at least 10% of the shares of our Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO, affiliates of Silver Lake will be entitled to nominate two directors and (2) less than 10% but at least 5% of the shares of Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO, they will be entitled to nominate one director; and

•
so long as Mr. Parsons and his affiliates own, in the aggregate, at least 5% of the shares of Class A common stock outstanding on as As-Exchanged Basis immediately following the consummation of our IPO, Mr. Parsons and his affiliates will be entitled to nominate one director.

Chairperson
Our Corporate Governance Guidelines provide that our Board may, but is not required to, elect a chairperson. If our Board chooses to elect a chairperson, the chairperson will be elected annually by a majority of the directors upon a recommendation from the nominating and governance committee.
Charles Robel has served as Chairman of the Board since March 2015.
Board Meetings and Committees
During the year ended December 31, 2016, our Board held ten meetings (including regularly scheduled and special meetings). Each director attended at least 90% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.
Directors are expected to prepare for, attend and actively participate in all Board and committee meetings. We strongly encourage, but do not require, members of our Board to attend our annual meetings of stockholders. In 2016, all directors attended our annual meeting of stockholders.
Our Board has established four standing committees: an audit and finance committee, a compensation committee, a nominating and corporate governance committee and an executive committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board.
Audit and Finance Committee
During 2016, our audit and finance committee held five meetings. Our audit and finance committee is comprised of Messrs. Robel and Sharples and Ms. Rafael, with Mr. Robel serving as chairman. The composition of our audit and finance committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations, including Rule 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934 as amended, or the Exchange Act. Each member of our audit and finance committee also meets the financial literacy requirements of the current NYSE listing standards. In addition, our Board has determined that Mr. Robel is an audit and finance committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit and finance committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year end operating results with management and the independent registered public accounting firm;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•
at least annually, obtains and reviews a report by the independent registered public accounting firm describing our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues;

•	reviews overall effectiveness of Company's legal, regulatory and ethical compliance programs and compliance with export control regulations; and

•
approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit and finance committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE. A copy of the charter of our audit and finance committee is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Compensation Committee
During 2016, our compensation committee held four meetings. Our compensation committee is comprised of Messrs. Chen, Mondre and Parsons, with Mr. Chen serving as chairman. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee, among other things:

•	provides oversight of our compensation policies, plans and benefits programs and our overall compensation philosophy;

•
assists our Board in discharging its responsibilities relating to (i) oversight of the compensation of our CEO and other executive officers (including officers reporting under Section 16 of the Exchange Act) and (ii) approving and evaluating our executive officer compensation plans, policies and programs; and

•	administers our equity compensation plans for our executive officers, employees, directors and other service providers.
Our compensation committee seeks to ensure our compensation plans, policies and programs are structured to attract, retain and motivate the best available personnel for positions of substantial responsibility with us, to provide incentives for such persons to perform to the best of their abilities for us and to promote the success of our business. The compensation committee conducts an annual review of director compensation. This review includes input from our human resources department in order to evaluate director compensation compared to other companies of like size in the industry. Any change in Board compensation must be approved by the full Board.
Our compensation committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://aboutus.godaddy.net/investor-relations/governance.

Nominating and Corporate Governance Committee
During 2016, our nominating and corporate governance committee held four meetings. Our nominating and corporate governance committee is comprised of Messrs. Chen, Mondre, Robel and Parsons, with Mr. Mondre serving as chairman. Our nominating and corporate governance committee, among other things:

•
identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees in accordance with the requirements of the Stockholder Agreement;

•	evaluates the performance of our Board and of individual directors;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews developments in corporate governance practices; and

•	develops and makes recommendations to our Board regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter satisfying the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Executive Committee
During 2016, our executive committee held eight meetings. Our executive committee is comprised of Messrs. Chen, Mondre and Parsons. Our executive committee, among other things:

•	provides our executive officers with advice and input regarding the operations and management of our business; and

•	considers and makes recommendations to our Board regarding our business strategy.
In addition to approvals required by our Board, the actions listed below taken by us or any of our subsidiaries require the approval of our executive committee pursuant to its charter. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $50 million;

•	incurring indebtedness in an aggregate principal amount in excess of $50 million;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving us or any of our significant subsidiaries;

•	making any material change in the nature of the business conducted by us or our subsidiaries;

•	terminating the employment of our CEO or hiring a new CEO;

•	increasing or decreasing the size of our Board;

•	waiving or amending the limited liability company agreement of Desert Newco Managers, LLC or the equity or employment agreements of our executive officers;

•	engaging in certain transactions with affiliates; and

•	any merger or liquidation of Desert Newco or creating any new class of equity securities of Desert Newco.
Our executive committee operates under a written charter. Under the Stockholder Agreement, we are required to maintain the executive committee for as long as (1) we continue to be a "controlled company," with affiliates of KKR, Silver Lake and Mr. Parsons (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively owning at least 50% in voting power of all shares of the stock of our company entitled to vote generally in the election of directors and (2) affiliates of KKR, Silver Lake and Mr. Parsons are each entitled to nominate a director.

Compensation Committee Interlocks
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee considers, among other things:

•
the qualifications, skills and other expertise required to be a director and recommends to our Board for its approval criteria to be considered in selecting nominees for director, or the Director Criteria;

•	evaluates the current composition of our Board and its committees, determines future requirements and makes recommendations to our Board for approval consistent with the Director Criteria;

•
identifies, evaluates and selects, or recommends for the selection of our Board candidates to fill new positions or vacancies on our Board consistent with the Director Criteria and the Stockholder Agreement;

•
considers any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of our amended and restated certificate of incorporation, or the Certificate, and our Bylaws;

•
evaluates the performance of individual members of our Board eligible for re-election, and selects, or recommends for the selection of our Board, the director nominees by class for election to our Board;

•	considers our Board’s leadership structure, including whether to appoint a Chairman and/or a lead independent director of our Board, and make such recommendations to our Board;

•	develops and reviews periodically the policies and procedures for considering stockholder nominees for election to our Board;

•	evaluates and recommends termination of membership of individual directors for cause or other appropriate reasons; and

•
evaluates the "independence" of directors and director nominees against the independence requirements of the NYSE, applicable rules and regulations promulgated by the SEC and other applicable laws (to the extent we are not a "controlled company").

Other than the foregoing, there are no stated minimum criteria for director nominees.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee reports to our Board its recommendations. Our nominating and corporate governance committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee considers candidates for director recommended by stockholders so long as such recommendations and nominations comply with our Certificate, our Bylaws, NYSE rules and regulations and applicable laws, including SEC rules and regulations.
Nominations of persons for election to our Board may be made by any stockholder who is entitled to vote at the meeting, who complies with the notice requirements set forth in our Bylaws and who was a stockholder of record at the time such notice was delivered to our Secretary.
For nominations to be properly brought a stockholder must give timely notice in writing to our Secretary. To be timely, a stockholder’s notice shall be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which Public Announcement (as defined in our Bylaws) of the date of such meeting is made.
Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or as otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected.
Any stockholder nominations should be sent in writing to our Secretary at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260. To be timely for the 2018 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 7, 2018 and no later than March 9, 2018.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board, or with an individual member or members of our Board, may do so by writing to our Board, or to the particular member or members of our Board, and mailing the correspondence to our general counsel at GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our general counsel, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted our Corporate Governance Guidelines, which reflect our Board’s commitment to a system of governance enhancing corporate responsibility and accountability, as well as compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. Our Corporate Governance Guidelines are available on our website at https://aboutus.godaddy.net/investor-relations/governance. In addition, our Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees, directors and executive officers, including our CEO, chief financial officer and senior financial officers. The Code of Business Conduct and Ethics considers questions of possible conflicts of interest of directors and corporate officers; and approves or prohibits any involvement of such persons in matters that may involve a conflict of interest or corporate opportunity. This Code of Business Conduct and Ethics is posted on our website at https://aboutus.godaddy.net/investor-relations/governance. Alternatively, you may obtain a copy by contacting our corporate offices by calling (480) 505-8800 or by visiting our principal executive offices at 14455 N. Hayden Road, Scottsdale, Arizona 85260. We intend to disclose on our website any amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics, or any waivers of its requirements.
Risk Management
While our Board is ultimately responsible for risk oversight, our Board committees assist our full Board in fulfilling its oversight responsibilities in certain areas of risk. Our audit and finance committee provides oversight and review at least annually and discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control those exposures, including our guidelines and polices with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment and tax matters, as well as any other enterprise risk management or business continuity matters our Board may delegate.
Non-Employee Director Compensation
Pursuant to our Outside Director Compensation Policy, each member of our Board who is not our employee and is not affiliated with a holder of greater than 5% of any class or series of capital stock, or an Eligible Director, will receive cash and equity compensation for Board services as described below.

Cash Compensation
Our Eligible Directors are entitled to receive the following annual cash compensation for their services:

•	$50,000 per year for service as a Board member;

•	$50,000 per year for service as chair of the Board;

•	$20,000 per year for service as chair of the audit and finance committee;

•	$15,000 per year for service as a member of the audit and finance committee;

•	$16,000 per year for service as chair of the compensation committee;

•	$12,000 per year for service as a member of the compensation committee;

•	$8,000 per year for service as chair of the nominating and corporate governance committee; and

•	$6,000 per year for service as a member of the nominating and corporate governance committee.
Equity Compensation
Initial Award. Each person who became an Eligible Director following our IPO was automatically granted restricted stock units, or RSUs, with a value of $220,000. The restricted stock units vest annually over the next three anniversaries of the grant date, subject to the Eligible Director continuing to be a service provider.
Annual Award. On the date of each annual meeting each Eligible Director will be granted RSUs with a value of $220,000; starting with our annual meeting in 2017, each Eligible Director will have had to have served on our Board for at least six months as of the time of the annual meeting to be eligible for such RSU grant. In addition, Mr. Robel will receive an annual award of RSUs with a value of $80,000 for his service as chairman of our Board. The RSUs vest fully on the day immediately prior to the next annual meeting after the effective date of grant, subject to the Eligible Director continuing to be a service provider.
The number of shares for the initial award or annual award will be determined by dividing the specified value by the per share grant date fair value based on the assumptions used for financial reporting purposes, with the result rounded down.
2016 Non-Employee Director Compensation
The following table summarizes compensation for each of our non-employee directors during the year ended December 31, 2016. For all of our non-employee directors, we offer to reimburse any travel expenses or other related expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Herald Chen	—	—	—	—
Richard H. Kimball	—	—	—	—
Gregory K. Mondre	—	—	—	—
John I. Park	—	—	—	—
Bob Parsons	—	—	17,801	17,801
Elizabeth S. Rafael(4)	65,000	220,009	17,801	302,810
Charles J. Robel(5)	126,000	300,009	8,441	434,450
Brian H. Sharples(6)	65,000	440,033	—	505,033
Lee E. Wittlinger	—	—	—	—
__________

(1)
These amounts reflect annual cash retainers for his or her service as a member of our Board, or as a member of one or more Board committees, in accordance with our Outside Director Compensation Policy described above.

(2)	These amounts reflect the grant date fair value of the RSUs granted during 2016, as described under "Equity Compensation" above.

(3)	These amounts reflect health insurance benefits for his or her service as a member of our Board.

(4)	As of December 31, 2016, Ms. Rafael held 17,238 RSUs.

(5)	As of December 31, 2016, Mr. Robel held 19,731 RSUs and stock options to purchase a total of 73,627 shares of our Class A Common Stock.

(6)	As of December 31, 2016, Mr. Sharples held 13,890 RSUs.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is currently comprised of ten members. In accordance with our Certificate, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Nominees
Our nominating and corporate governance committee has recommended, and our Board has approved, Richard H. Kimball, Elizabeth S. Rafael and Lee E. Wittlinger as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Kimball and Wittlinger and Ms. Rafael will serve as Class II directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a member of our Board. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance."
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the election of Messrs. Kimball and Wittlinger and Ms. Rafael. We expect that Messrs. Kimball and Wittlinger and Ms. Rafael will accept such nomination; however, in the event a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD RECOMMENDS A VOTE "FOR" EACH
OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit and finance committee has reappointed Ernst & Young LLP, or Ernst & Young, to be our independent registered public accounting firm for the year ending December 31, 2017. Ernst & Young has served as our independent registered public accounting firm since 2003.
Notwithstanding the appointment of Ernst & Young, and even if our stockholders ratify the appointment, our audit and finance committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit and finance committee believes such a change would be in the best interests of us and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017. Our audit and finance committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered by Ernst & Young for the years ended December 31, 2015 and 2016 ($ in thousands):

	2015	2016
Audit Fees(1)	$2,267	$3,131
Audit-Related Fees(2)	—	317
Tax Fees(3)	38	411
All Other Fees	—	—
Total Fees	$2,305	$3,859
________

(1)
Audit Fees consist of professional services and expenses rendered in connection with (a) the audit of our annual consolidated financial statements and internal control over financial reporting, (b) the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (c) statutory and regulatory filings or engagements and (d) our securities offerings.

(2)	Audit-Related Fees consist of professional services and expenses rendered in connection with acquisition due diligence.

(3)	Tax Fees consist of fees for professional services and expenses for tax compliance, tax advice and tax planning.
Auditor Independence
During 2016, there were no other professional services provided by Ernst & Young that would have required our audit and finance committee to consider their compatibility with maintaining the independence of Ernst & Young.
Audit and Finance Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit and finance committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit and finance committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Vote Required
The ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon (i.e., the number of votes cast in favor of the proposal exceeds the aggregate of votes cast against the proposal plus abstentions).
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the "Executive Compensation" section of this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us, our compensation committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. Our Board and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with our stockholders to understand and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe the information we have provided in the "Executive Compensation" section of this proxy statement, and in particular the information discussed in "Executive Compensation-Compensation Discussion and Analysis," demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR" the resolution at the Annual Meeting.
Vote Required
The say-on-pay vote is advisory, and therefore not binding on us. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board or our compensation committee. However, our Board and our compensation committee value the opinions of our stockholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF
THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The audit and finance committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit and finance committee operates under a written charter approved by our Board, which is available on the Corporate Governance portion of our website at https://aboutus.godaddy.net/investor-relations/governance. The composition of the audit and finance committee, the attributes of its members and the responsibilities of the audit and finance committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit and finance committee reviews and assesses the adequacy of its charter and the audit and finance committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the company’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young, is responsible for auditing the company’s consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with United States generally accepted accounting principles and expressing an opinion as to the effectiveness of the company’s internal controls over financial reporting. It is the responsibility of the audit and finance committee to oversee these activities. It is not the responsibility of the audit and finance committee to prepare our consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit and finance committee has:

•	reviewed and discussed the audited consolidated financial statements with management and Ernst & Young;

•
discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board; and

•
received the written disclosures and the letter from Ernst & Young required by Rule 3526 of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit and finance committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the audit and finance committee’s review and discussions with management and Ernst & Young, the audit and finance committee recommended to the Board that the audited consolidated financial statements be included in our 2016 Annual Report on Form 10-K, filed on February 28, 2017 (the 2016 Form 10-K), for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit and finance committee:
Charles J. Robel (Chairman)
Elizabeth S. Rafael
Brian H. Sharples

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 25, 2017. Officers are appointed by our Board to hold office until their successors are appointed and qualified.

Name	Age	Position(s)
Blake J. Irving	57	Chief Executive Officer and Director
Scott W. Wagner	46	President and Chief Operating Officer
Raymond E. Winborne	49	Chief Financial Officer
Steven Aldrich	46	Chief Product Officer
James M. Carroll	46	Executive Vice President, Global Platform Development
Auguste D. Goldman	45	Chief People Officer
Arne M. Josefsberg	59	Executive Vice President, Chief Technology Officer and Chief Information Officer
Nima J. Kelly	54	Executive Vice President and General Counsel
Barbara Rechterman	52	Chief Marketing Officer
For Blake J. Irving’s biography, please see "Board of Directors and Corporate Governance—Nominees for Director."
Scott W. Wagner has served as our Chief Operating Officer since May 2013, our President since July 2016, and previously as our Chief Financial Officer from May 2013 to August 2016 and our Interim Chief Executive Officer from July 2012 to January 2013. Prior to joining our company, he served in various roles, including most recently as a Member and North American Co-Head of KKR Capstone, which provides consulting services to KKR and the portfolio companies of KKR’s affiliated funds, from June 2000 to May 2013. Mr. Wagner holds a B.A. degree in Economics, magna cum laude, from Yale University and an M.B.A. degree from Harvard Business School.
Raymond E. Winborne has served as our Chief Financial Officer since August 2016. Prior to joining our Company, Mr. Winborne served as Executive Vice President and Chief Financial Officer at First Data Corporation from November 2010 through August 2014, and previously as acting Chief Financial Officer from May 2010 until November 2010 and Senior Vice President and Controller from September 2009 until November 2010. Mr. Winborne served as Senior Vice President—Finance and Controller at Delta Air Lines from April 2007 through November 2008, and later as Vice President—Finance and Chief Accounting Officer from November 2008 through October 2009. Mr. Winborne also previously held various positions at AT&T and PricewaterhouseCoopers LLP. Mr. Winborne holds a B.S. in business administration from Troy University.
Steven Aldrich has served as our Chief Product Officer since January 2016, and previously as our Senior Vice President, Business Applications from July 2012 to January 2016. Prior to joining our Company, Mr. Aldrich served in various senior and management roles at Intuit, Inc., a business and financial software company, including Vice President of Strategy and Innovation of the small business division. Mr. Aldrich served as CEO of Posit Science Corporation, a brain fitness software and services company, from 2008 to 2011, and as CEO of Outright Inc., a bookkeeping and accounting company, from 2011 to 2012 when we acquired the company. Mr. Aldrich holds a B.A. degree in Physics from the University of North Carolina and an M.B.A. from Stanford University.
James M. Carroll has served as our Executive Vice President, Global Platform Development since May 2016, and previously as our Executive Vice President, International from April 2013 to May 2016. Prior to joining our company, he served as Senior Vice President at Yahoo! Inc. from October 2010 to April 2013. From July 1997 to October 2010, Mr. Carroll served in various roles at Microsoft Corporation, most recently as General Manager. Mr. Carroll holds a B.S. degree in Science from Maynooth University of Ireland.
Auguste D. Goldman has served as our Chief People Officer since April 2013. Mr. Goldman also served as our Chief Information Officer from January 2012 to April 2013 and served as a consultant to us as a Technology Champion from June 2010 to January 2012. Prior to joining our company, he served as a Managing Director at Integralis AB, an NTT Communications company, from June 2008 to June 2010. Mr. Goldman attended Dartmouth College.
Arne M. Josefsberg has served as our Executive Vice President, Chief Technology Officer since April 2016 and as our Chief Information Officer since January 2014, and previously as our Executive Vice President, Chief Infrastructure Officer from January 2014 to April 2016. Prior to joining our company, he served as Chief Technology Officer at ServiceNow Inc., an IT service management software company, from September 2011 to December 2013. From October 1985 to September 2011,

Mr. Josefsberg served in various management roles at Microsoft Corporation, including most recently as General Manager, Windows Azure Infrastructure. Mr. Josefsberg holds a M.Sc. degree in Applied Physics from Lund University.
Nima J. Kelly has served as our Executive Vice President and General Counsel since October 2012. Ms. Kelly also served in various roles at GoDaddy from July 2002 to October 2012, including most recently as Deputy General Counsel. Ms. Kelly holds a B.A. degree in Political Science, summa cum laude, from Gettysburg College and a J.D. degree from the University of Pennsylvania School of Law.
Barbara Rechterman has served as our Chief Marketing Officer since June 2016, and previously as our Chief Customer Officer from March 2015 to June 2016, our Chief Marketing Officer from May 2006 to March 2015 and our Executive Vice President from June 1997 to April 2006. Ms. Rechterman holds a B.A. degree in Accounting from the University of Dubuque.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The compensation provided to our "named executive officers," or NEOs, is detailed in the Summary Compensation Table and other tables and the accompanying footnotes and narrative following this section. This compensation discussion and analysis summarizes the decision process, objectives and philosophy for our executive compensation program and a description of each component of compensation we provide to our NEOs. Our NEOs for 2016 were:

•	Blake J. Irving, our Chief Executive Officer;

•	Scott W. Wagner, our President and Chief Operating Officer and former Chief Financial Officer;(1)

•	Raymond E. Winborne, our Chief Financial Officer;(1)

•	James M. Carroll, our Executive Vice President,Global Platform Development;

•	Nima J. Kelly, our Executive Vice President and General Counsel; and

•	Barbara Rechterman, our Chief Marketing Officer.
(1) On July 30, 2016, our Board promoted Mr. Wagner to President and Chief Operating Officer and appointed Mr. Winborne our Chief Financial Officer, effective immediately following the filing of our Form 10-Q for the quarter ended June 30, 2016.
General Compensation Philosophy
Our general compensation philosophy is to provide programs to attract, retain and motivate key employees who are critical to our long-term success and to tie a significant portion of their compensation to delivering business results. Our executive compensation program is comprised of a combination of cash and equity compensation, with an emphasis on both equity and performance. We strive to provide a competitive compensation package to our executive officers to reward the achievement of our business objectives and align their interests with the interests of our stockholders.
Prior to 2016, equity awards primarily consisted of stock options with a five-year vesting period, with 40% of the award subject to performance-based vesting and 60% subject to time-based vesting. In 2016, we granted a mix of stock options and RSUs with four-year vesting periods to certain executive officers, with 50% of their equity award in the form of RSUs subject to performance-based vesting, or PRSUs, and 50% of their equity award in the form of stock options subject to time-based vesting. The performance-based equity awards generally become eligible to vest only if (1) we achieve annual bookings and adjusted EBITDA targets for each of the four or five years following the grant date and (2) the recipient remains employed through the achievement date. In addition, certain executive officers, including certain NEOs, received special RSU awards in 2016, as described below.
We believe this design strengthens the alignment between the interests of our executive officers and stockholders by tying vesting of these awards to achievement against key performance objectives, which ultimately results in both the growth of our business and the growth in the value of our business. Our use of both time- and performance-based equity awards also promotes executive officer retention by linking vesting to continued employment.
We expect to continue to design our executive compensation program based on a "pay for performance" philosophy, with a significant compensation component earned, in part, based on the achievement of our performance goals.
Compensation Decision Process
Our executive compensation program for 2016 reflected our status as a new publicly-traded company. Prior to our IPO, our executive compensation program was administered by Desert Newco’s Board, compensation committee and executive committee, as applicable, or, collectively, the Desert Newco Board. Since our IPO, our executive compensation program has been primarily administered by our compensation committee and our Board, as applicable, or collectively, the Company Board. Our Chief Executive Officer and other members of our management team have provided input where requested.
In 2016, our compensation committee engaged Vareo Advisors, LLC, or Vareo, to assist with its duties, including providing support and specific analyses with regard to competitive market data as well as data on equity spending. The compensation committee used the competitive market data to inform its judgment about its 2016 executive compensation decisions, but did not benchmark or target compensation of any executive officer to a specific percentile. Vareo reports directly to our compensation committee and not to management, is independent from us and has provided no other services to us.
The initial compensation arrangements for each of our executive officers, including Messrs. Winborne and Carroll, who joined us after the Merger (and other than Messrs. Irving and Wagner) were negotiated by our Chief Executive Officer and submitted to the Desert Newco Board or the Company Board, as applicable, for approval. Each of Mr. Irving and the Desert Newco Board or the Company Board, as applicable, exercised their judgment to set a total compensation package for these executive officers that was competitive as measured against their assessment of the market and the compensation packages of our then-existing executive team. Mr. Irving, in negotiating these packages, considered the total compensation package that would be necessary to recruit these executive officers and provide them with the appropriate incentives to drive growth in the value of our business. In approving these new hire arrangements, the members of the Desert Newco Board or the Company Board, as applicable, relied on their experience and judgment, and that of Mr. Irving, and reviewed his recommendations to ensure the compensation packages were appropriate based on the executive officer’s title and position.
The initial compensation arrangements for Messrs. Irving and Wagner were negotiated by the Desert Newco Board. The Desert Newco Board exercised its judgment to set compensation levels for Messrs. Irving and Wagner that would align their interests with our stockholders and provide incentives for Messrs. Irving and Wagner to remain with us through and following a liquidity event. The Desert Newco Board heavily weighed these executive officers’ past experience and anticipated future contributions to us in approving their compensation packages.
Adjustments to executive compensation have resulted from our desire to remain market competitive, to address retention concerns or to reflect changes in or recognition of an executive officer’s title, authority or job responsibilities. These changes were negotiated by Mr. Irving or Mr. Wagner, as applicable, with direction and oversight from the Desert Newco Board or the Company Board, as applicable. In 2016, we amended the compensation arrangements for Mses. Kelly and Rechterman and provided them with increased compensation opportunities, as described below. These amendments were approved by the Company Board, with input from Mr. Irving, after considering each NEO’s role within our company, her historical and expected future contributions to our business, competitive market data, the vested and unvested value of her equity awards and internal pay equity.
Components of Executive Compensation Program
The compensation program for our executive officers, including our NEOs, consists of the following primary components:

•	base salary;

•	short-term cash incentives;

•	long-term equity incentives;

•	broad-based employee benefits; and

•	post-termination severance benefits.
We believe these five primary compensation components provide an executive compensation program that attracts and retains qualified individuals, links individual performance to corporate performance, focuses the efforts of our executive officers on the achievement of both our short- and long-term objectives and aligns our executive officers’ interests with those of our stockholders.
The overall use and weight of each primary compensation element is based on our subjective determination of the importance of each element in meeting our overall objectives. We seek to make a significant amount of each executive officer’s total potential compensation "at risk" based on corporate performance, including cash performance bonuses and performance-based equity awards, which are earned only if we achieve specified key short-term and long-term performance objectives.
In connection with the initial hiring of certain executive officers, we have provided cash sign-on bonuses or relocation benefits to attract and recruit qualified candidates, and in an amount and on terms our Chief Executive Officer and the Company Board determined are appropriate based on the candidate’s anticipated title and position. In 2016, we also offered our NEOs and other employees tax advisory services in connection with their tax obligations relating to purchases under our employee stock purchase plan, which we determined in May 2016 was "non-qualified" for U.S. federal income tax purposes.

Base salary
We provide base salaries to compensate our employees, including our NEOs, for services rendered on a day-to-day basis. Other than as described below for Mses. Kelly and Rechterman, the 2016 base salaries of our NEOs generally were set through negotiations at the time the NEO joined us and were approved by the Desert Newco Board or the Company Board, as applicable. The base salary for each NEO was based on what we believed would be necessary to attract the individual to join us and a subjective assessment of what amount would be market competitive based on his or her title and expected future contribution. In 2016, the base salaries for Mses. Kelly and Rechterman were adjusted by the Company Board, with input from our Chief Executive Officer, after consideration of the factors described above and were set to levels providing the appropriate retention incentives after taking into account their overall compensation package.
The following table shows the annual base salaries for our NEOs as of December 31, 2016. The amounts in the "Salary" column of the "Summary Compensation Table" below represent the salary paid to our NEOs during 2016.

Name	Base Salary
Blake J. Irving	$1,000,000
Scott W. Wagner	750,000
Raymond E. Winborne(1)	500,000
James M. Carroll	515,000
Nima J. Kelly(2)	500,000
Barbara Rechterman(3)	500,000
__________

(1)	The payment of Mr. Winborne's annual base salary was pro-rated based on his term of employment with us during 2016.

(2)	Ms. Kelly's annual base salary was increased to $500,000 from $408,000, effective September 1, 2016.

(3)	Ms. Rechterman's annual base salary was increased to $500,000 from $350,000, effective May 31, 2016.
Short-term incentives (annual cash bonuses)
Our short-term cash incentive program seeks to provide incentives to our executive officers, including our NEOs, to drive annual performance based on our operating plan. At the beginning of each year, the Company Board with input from our management team, establishes performance goals and the formula for paying cash bonuses. The performance goals are intended to be stretch goals, which are attainable through focused efforts and leadership by our executive officers. Each executive officer is eligible to earn a portion of his or her target cash bonus opportunity based on the achievement against these pre-established performance goals and their relative weightings under the formula established by the Company Board for that year.
The target cash bonus opportunity for each of our NEOs is set forth below and each was set in connection with the negotiation of the NEO's existing compensation arrangements based on the factors described above. To determine an NEO’s actual bonus, a multiplier is calculated based on actual achievement against the performance objectives described below and is applied to the target cash bonus opportunity to determine the actual cash bonus:

Name	Target Bonus as a Percentage of Base Salary
Blake J. Irving	100%
Scott W. Wagner	100%
Raymond E. Winborne	60%
James M. Carroll	60%
Nima J. Kelly	60%
Barbara Rechterman	100%
2016 cash bonus plan. For 2016, the cash bonus plan consisted of two components: a corporate performance goal component (80% weight) and an individual performance goal component (20% weight). We believe this design provided the appropriate incentives for our executive officers, including our NEOs, to work collaboratively as a team to achieve important financial, business and strategic goals in our 2016 operating plan and to reward individual contributions. The corporate performance goal component was based on the achievement of certain levels of (a) bookings, (b) adjusted EBITDA, (c) unlevered free cash flow and (d) total customers.

Our 2016 goals were weighted as follows:

Performance Goal	Weighting
Bookings	40%
Adjusted EBITDA	25%
Unlevered Free Cash Flow	15%
Total Customers	20%
Bookings. We calculate bookings for bonus plan purposes in the same manner as we disclosed in our 2016 Form 10-K. The following table describes the levels of bookings required to be achieved in 2016 and the corresponding multipliers applied to the portion of the eligible bonus (40% of the 2016 bonus) upon achievement of this performance goal:

Bookings(1)	Multiplier Allocated to Bookings
$2.26 billion and greater	A multiplier of 144% is allocated to achievement of this performance goal.
At least $2.143 billion but less than $2.26 billion	A multiplier between 60% and 144% is allocated to achievement of this performance goal, based on the level of achievement within the bookings range.
Less than $2.143 billion	No amount is payable with respect to this performance goal.
____________

(1)	If we achieved bookings of $2.216 billion in 2016, this would have resulted in 100% achievement of the 40% of bonus opportunity applicable to bookings.
Adjusted EBITDA. Adjusted EBITDA is a supplemental performance measure we use to evaluate the profitability of our business. We calculate adjusted EBITDA as net loss excluding: (i) depreciation and amortization, (ii) interest expense (net), (iii) provision (benefit) for income taxes and adjustments to the TRA liability, (iv) equity-based compensation expense, (v) change in deferred revenue including the impact of realized gains or losses from the hedging of bookings in foreign currencies, (vi) change in prepaid and accrued registry costs and (vii) acquisition and sponsor-related costs. Adjusted EBITDA includes both deferred revenues that have not yet been earned and prepaid and accrued registry costs that have not yet been recognized under generally accepted accounting principles, and excludes certain recurring expenses that have been and will continue to be significant expenses of our business. The following table describes the levels of adjusted EBITDA required to be achieved in 2016 and the corresponding multipliers applied to the portion of the eligible bonus (25% of the 2016 bonus) upon achievement of this performance goal:

Adjusted EBITDA(1)	Multiplier Allocated to Adjusted EBITDA
$450 million and greater	A multiplier of 135% is allocated to achievement of this performance goal.
At least $405 million but less than $450 million	A multiplier between 60% and 135% is allocated to achievement of this performance goal, based on the level of achievement within the adjusted EBITDA range.
Less than $405 million	No amount is payable with respect to this performance goal.
____________

(1)	If we achieved adjusted EBITDA of $420 million in 2016, this would have resulted in 100% achievement of the 25% of bonus opportunity applicable to adjusted EBITDA.

Unlevered Free Cash Flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and after purchases of property and equipment, such as data center and infrastructure investments, that can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses. The following table describes the levels of unlevered free cash flow required to be achieved in 2016 and the corresponding multipliers applied to the portion of the eligible bonus (15% of the 2016 bonus) upon achievement of this performance goal:

Unlevered Free Cash Flow(1)	Multiplier Allocated to Unlevered Free Cash Flow
$391 million and greater	A multiplier of 135% is allocated to achievement of this performance goal.
At least $350 million but less than $391 million	A multiplier between 65% and 135% is allocated to achievement of this performance goal, based on the level of achievement within the unlevered free cash flow range.
Less than $350 million	No amount is payable with respect to this performance goal.
____________

(1)	If we achieved unlevered free cash flow of $361 million in 2016, this would have resulted in 100% achievement of the 15% of bonus opportunity applicable to unlevered free cash flow.
Total customers. We calculate total customers for bonus plan purposes in the same manner as we disclosed in our 2016 Form 10-K. The following table describes the levels of total customers required to be achieved in 2016 and the corresponding multipliers applied to the portion of the eligible bonus (20% of the 2016 bonus) upon achievement of this performance goal:

Total Customers(1)	Multiplier Allocated to Total Customers
15.95 million and greater	A multiplier of 139% allocated to achievement of this performance goal.
At least 14.7 million but less than 15.95 million	A multiplier between 60% and 139% is allocated to achievement of this performance goal, based on the level of achievement within such total customers range.
Less than 14.7 million	No amount is payable with respect to this performance goal.
____________

(1)	If we achieved 15.3 million total customers in 2016, this would have resulted in 100% achievement of the 20% of bonus opportunity applicable to total customers.
Individual performance goals. The individual performance goals component was based on a qualitative assessment of each executive officer’s individual performance for 2016 by considering criteria such as professional effectiveness, leadership, strategic and operational execution and creativity.
2016 results. Following the 2016 performance period, the Company Board, with the assistance of our management team, assessed our performance against the 2016 corporate performance goals and determined that we achieved bookings of $2.155 billion (resulting in a multiplier of 69% for the bookings performance goal), adjusted EBITDA of $418 million (resulting in a multiplier of 95% for the adjusted EBITDA performance goal), unlevered free cash flow of $375 million (resulting in a multiplier of 111% for the unlevered free cash flow performance goal) and total customers of 14.88 million (resulting in a multiplier of 73% for the total customers performance goal). Total customers of 14.74 million, as reported in our 2016 Form 10-K, was adjusted by the Company Board (for 2016 bonus plan purposes only) to address an administrative error in the baseline number of customers used in calculating the pre-established 2016 total customers performance goal. This resulted in a multiplier of 83% for the corporate performance component to be used for calculating the 2016 cash bonus for each of our executive officers, including our NEOs.
Following the 2016 performance period, the Company Board conducted a qualitative assessment of each executive officer’s performance in 2016 to determine his or her achievement percentage for the individual performance goals component. The Company Board determined the individual performance goals component was achieved as follows: Mr. Irving 80%, Mr. Wagner 80%, Mr. Carroll 100%, Mr. Winborne 100%, Ms. Kelly 130% and Ms. Rechterman 130%. Messrs. Irving and Wagner assisted the Company Board with this assessment, but neither provided input with respect to his own performance.
The cash bonus paid to each NEO for 2016 is set forth in the "Summary Compensation Table" below.

Long-term incentives (equity awards)
We grant equity awards to motivate and reward our employees, including our executive officers and NEOs, for our long-term performance and thereby align the interests of our employees with those of our stockholders. Additionally, equity awards provide an important retention tool for all employees as the awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.
Form of Equity Awards. Prior to 2016, the equity awards granted to our executive officers, including our NEOs, and other employees have primarily been in the form of stock options. We believe stock options provided an appropriate incentive for our executive officers, including our NEOs, because they provide opportunity to realize value only if our value increases (which benefits our stockholders) and the executive officers, including our NEOs, remain employed with us through each vesting date. In 2016, we introduced PRSUs into our long-term equity compensation program for certain of our executive officers, including certain NEOs, in order to remain competitive with the companies with which we compete for talent, most of whom offer full-value awards as a central piece of their equity compensation programs.
Vesting conditions.
Pre-2016 Stock Options. The stock options granted to our NEOs and other executive officers in years prior to 2016 generally are subject to time- and performance-based vesting requirements as set forth below.

•
60% of an NEO’s stock option, or the Time Option, vests and becomes exercisable over a five-year period as to 20% of the Time Option each year on the anniversary of the applicable vesting commencement date, subject to his or her continued employment; and

•
40% of an NEO’s stock option, or the Performance Option, vests and becomes exercisable over a five-year period as to 20% of the Performance Option each year based on achievement of annual bookings and adjusted EBITDA performance targets, subject to the NEO’s continued employment through the applicable vesting date. Each year’s performance targets were established by the Desert Newco Board or the Company Board, as applicable. If either or both of the annual performance targets are not achieved in a given year but the performance targets for the subsequent year are exceeded, then the amount of any excess achievement in the subsequent year’s performance targets may be added to the prior year’s achievement to retroactively determine whether the prior year’s performance targets were met. In such a circumstance, the 20% of the Performance Option that did not vest in the prior year will vest if both of the prior year annual performance targets are then met, subject to the NEO’s continued employment through the applicable vesting date.

At the time of grant, a set of performance targets was established for the five years following the grant, but the Desert Newco Board or the Company Board, as applicable, assesses the targets each year and can modify them, including to take into account acquisitions or divestitures, as appropriate.
The stock options granted to our employees, including our NEOs, before 2016 are subject to certain vesting accelerations in the event of a change in control or certain involuntary terminations of employment following a change in control. See "Potential Payments Upon Termination or Change in Control" below for more information.
2016 Equity Awards. The equity awards granted to Messrs. Winborne and Carroll and Ms. Kelly in 2016 are subject to time- and performance-based vesting requirements as set forth below.

•
50% of the equity award is in the form of stock options that vest and become exercisable over a four-year period as to 25% of the stock option each year on the anniversary of the applicable vesting commencement date, subject to the NEO's continued employment; and

•
50% of the equity award is in the form of PRSUs that vest over a four-year period as to 25% of the PRSUs each year based on achievement of annual bookings and adjusted EBITDA performance targets, subject to the NEO's continued employment through the applicable vesting date. The performance targets are established by the Company Board on an annual basis. The metrics are different from the metrics applicable to the Performance Options (as discussed below), and reflect the Company Board's current objectives for the growth of our business.

Size of Equity Awards. We do not apply a rigid formula in determining the size of equity awards to our executive officers, including our NEOs. Instead, the size of equity awards is determined based on one or more of the following: the range of prior grants made to the executive team with consideration given to the nature of the position, the executive officer’s experience, the executive officer's vested and unvested equity holdings in our company (if any), the equity opportunity the executive officer may have had with his or her prior employer, the competitive market, the amount of equity necessary to recruit him or her and current market conditions.
Special Equity Awards. The Company Board granted special equity awards to Mses. Rechterman and Kelly in 2016 in connection with their new compensation arrangements, as described below. The size and vesting terms of these awards was determined after consideration of their expected and future contributions to our business, our desire to offer valuable retention incentives to them and the other factors described in the paragraph above.
In June 2016, Ms. Rechterman received a special equity award of 109,069 RSUs, with (a) 50% of the grant vesting in six equal quarterly installments through and including December 31, 2017, subject to her continued employment, and (b) 50% of the grant vesting based on our achievement of 2017 bookings and adjusted EBITDA targets, the achievement of which shall be determined by the Company Board in 2018, subject to her continued employment through January 2, 2018.
In September 2016, Ms. Kelly received a special equity award of 47,284 RSUs, with (a) 50% of the grant vesting over a four-year period as to 25% on the first anniversary date of the grant and then quarterly vesting in equal installments over an additional three-year period, subject to her continued status as a Service Provider (as defined in Ms. Kelly's Employment Agreement), and (b) 50% of the grant vesting over a four-year period with 25% of the award vesting each year based on our achievement of annual performance targets determined by the Company Board for 2016, 2017, 2018 and the first 3 quarters of 2019, subject to her continued status as a Service Provider through the applicable vesting date. Ms. Kelly's RSUs are subject to certain vesting acceleration rights as described under "Potential Payments Upon Termination or Change in Control."
2016 performance-based vesting conditions.
2016 Performance Options. Certain of the Performance Options granted to our executive officers, including certain NEOs, were eligible to vest based on our achievement of $2.045 billion in bookings and $406 million in adjusted EBITDA in 2016. If both the bookings and adjusted EBITDA targets were achieved in 2016, the applicable Performance Options would vest, subject to the applicable executive officer’s continued employment. Following the end of 2016, the Company Board, in consultation with management, reviewed our achievement against these performance objectives and determined we achieved bookings of $2.155 billion and adjusted EBITDA of $418 million, resulting in the vesting of 100% of the applicable Performance Options.
2016 PRSUs. Certain of the PRSUs granted to our executive officers, including certain NEOs, were eligible to vest based on our achievement of $2.216 billion in bookings and $420 million in adjusted EBITDA in 2016, subject to the applicable executive officer's continued employment. Following the end of 2016, the Company Board, in consultation with management, reviewed our achievement against these performance objectives and determined we achieved bookings of $2.155 billion (resulting in 69% achievement for the bookings performance goal) and adjusted EBITDA of $418 million (resulting in 95% achievement for the adjusted EBITDA performance goal), resulting in the vesting of 83% of the applicable PRSUs.
Broad-based employee benefits
Our compensation program for our executive officers, including our NEOs, includes benefits generally available to our other full-time employees, including participation in our patent incentive program. Offering these employee benefits serves to attract and retain our employees, including our NEOs. We anticipate our employee benefits programs will be reviewed periodically in order to ensure they continue to serve these purposes and remain competitive.
We have established a tax-qualified Section 401(k) retirement savings plan for our NEOs and other employees who satisfy the eligibility requirements. Under this plan, participants may elect to make pre-tax or Roth contributions of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we provide matching contributions made by participants in the plan up to a maximum of 3.5% of eligible compensation annually, subject to limitations in our 401(k) plan applicable to highly compensated employees. We intend for the plan to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, enabling contributions by participants to the plan, and income earned on plan contributions, to not be taxable to participants until withdrawn from the plan. Additional benefits provided to our employees, including NEOs, consist of medical, dental, vision, short term disability, long term disability and life insurance benefits as well as flexible spending accounts. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees.

Post-termination severance benefits and change in control benefits
The Company Board considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of our company and stockholders. We have entered into employment agreements with certain key executives, including our NEOs, to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination other than for cause or voluntary termination for good reason. We believe it is important to provide such individuals with severance benefits upon certain qualifying terminations of employment to secure their continued dedication to their work, without the distraction of negative economic consequences of potential termination. We believe these severance benefits, as compared with similarly situated individuals at companies with which we compete for talent, are appropriate since the benefits are subject to the executive officer’s entry into a release of claims in our favor. For more detail, see "Potential Payments Upon Termination or Change in Control."
Tax considerations
We have not provided any of our executive officers or directors with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Section 280G or Code Section 409A. Code Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event an executive officer, director or other service provider receives "deferred compensation" not meeting the requirements of Code Section 409A.
Based on the limitations imposed by Code Section 162(m), we generally may receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain of our other highly compensated officers only if the compensation is less than $1,000,000 per person during any year or is "performance-based" under Code Section 162(m). There is a transition period for newly-public companies providing us with relief from these limitations for a transition period following our IPO. While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation strongly linking pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we consider tax deductibility under Code Section 162(m) as a factor in our compensation decisions.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our compensation committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee:
Herald Y. Chen
Gregory K. Mondre
Bob Parsons

Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities earned by our NEOs for 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)(2)	Stock Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Blake J. Irving, Chief Executive Officer	2016	1,000,000	—	15,682	—	796,800	5,822	1,818,304
	2015	1,000,000	—	—	—	940,000	5,194	1,945,194
	2014	1,000,000	—	—	—	816,000	5,000	1,821,000
Scott W. Wagner, President and Chief Operating Officer	2016	750,000	—	16,978	—	597,600	5,750	1,370,328
	2015	750,000	—	—	—	705,000	5,382	1,460,382
	2014	750,000	—	—	—	612,000	5,168	1,367,168
Raymond E. Winborne, Chief Financial Officer	2016	192,308	45,000	4,249,971	4,249,995	249,000	108,460	9,094,734
James M. Carroll, Executive Vice President, Global Platform Development	2016	515,000	—	1,663,464	1,649,231	256,470	5,599	4,089,764
	2015	514,538	—	—	—	290,460	5,000	809,998
	2014	500,000	12,000	—	—	244,800	5,000	761,800
Nima J. Kelly, Executive Vice President and General Counsel	2016	435,050	—	2,188,790	649,668	263,940	5,182	3,542,630
Barbara Rechterman, Chief Marketing Officer	2016	438,846	—	3,500,024	—	439,900	5,000	4,383,770
____________

(1)	The amounts in the "Bonus" column reflect sign-on bonuses paid to the NEO in connection with his hiring.

(2)
The amounts in the "Equity Awards" column reflect the aggregate grant date fair value of stock awards granted during the applicable year. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
The amounts in the "Stock Option Awards" column reflect the aggregate grant date fair value of stock options granted during the applicable year. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements, which are included in our 2016 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)
Represents cash incentive compensation payments paid based on performance against the target corporate performance goal component and the individual performance goal components for the applicable annual performance period.

(5)
The amounts in the "All Other Compensation" column consist of certain benefits provided to our NEOs, which are generally available to our similarly situated employees, including relocation allowance and 401(k) company matching. In the case of Mr. Winborne, this amount includes $95,122 in relocation expenses and $9,588 in merchandise purchased from PXG, an entity owned by Mr. Parsons.

Grants of Plan-Based Awards During 2016
The following table presents information regarding grants of plan-based awards made to our NEOs during 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Equity Awards: Number of Securities Underlying Awards (#)(2)	All Other Stock Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Stock Option Awards ($/Share)(4)	Grant Date Fair Value of Equity and Stock Option Awards ($)(5)
Name	Grant Date	Threshold	Target	Maximum
Blake J. Irving	N/A	486,000	1,000,000	N/A
	7/6/2016				126	—	—	3,759
	9/7/2016				368	—	—	11,923
Scott W. Wagner	N/A	364,500	750,000	N/A
	7/6/2016				126	—	—	3,759
	9/7/2016				408	—	—	13,219
Raymond E. Winborne	N/A	145,800	300,000	N/A
	8/4/2016				133,731	355,797	31.78	8,499,966
James M. Carroll	N/A	150,174	309,000	N/A
	3/9/2016				20,781	53,490	31.28	1,299,698
	6/8/2016				31,163	79,221	32.09	1,999,584
	7/6/2016				126	—	—	3,759
	9/7/2016				298	—	—	9,655
Nima J. Kelly	N/A	145,800	300,000	N/A
	3/9/2016				20,781	53,490	31.28	1,299,698
	7/6/2016				131	—	—	3,908
	9/7/2016				47,284	—	—	1,532,002
	9/7/2016				88	—	—	2,851
Barbara Rechterman	N/A	243,000	500,000	N/A
	6/8/2016				109,069	—	—	3,500,024
____________

(1)
The amounts represent target cash bonus amounts for 2016 assuming the achievement of the corporate and individual components at the target level. These amounts are subject to a minimum payment limitation of 48.6% based on achieving the minimum of the target performance objectives, with no maximum payment limitation. The material terms of the awards are discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Short-term incentives (annual cash bonuses)."

(2)	The amounts reflect the number of stock awards granted, as discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Long-term incentives (equity awards)."

(3)	The amounts reflect the number of stock options granted, as discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Long-term incentives (equity awards)."

(4)	The exercise price for stock options is set at the fair market value of a share of our Class A common stock on the grant date.

(5)
The amounts reflect the aggregate grant date fair value of stock options and RSUs granted during the applicable year. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements, which are included in our 2016 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2016:

	Stock Option Awards						Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)(1)(2)	Number of Securities Underlying Unexercised Unearned Stock Options (#)(3)	Stock Option Exercise Price ($)	Stock Option Expiration Date	Number of Unvested Shares (#)	Market Value of Unvested Shares ($)(9)	Number of Unearned Shares or Other Rights (#)	Market or Payout Value of Unearned Shares or Other Rights ($)(9)
Blake J. Irving	1/24/2013	957,718	478,087	318,726	7.44	1/24/2023	—	—	—	—
Scott W. Wagner	5/16/2013	982,500	441,000	294,000	7.90	5/16/2023	—	—	—	—
Raymond E. Winborne	8/4/2016	—	355,797	—	31.78	8/4/2026	—	—	133,731(6)	4,673,898
James M. Carroll	5/16/2013	—	100,800	67,200	7.90	5/16/2023	—	—	—	—
	3/9/2016	—	53,490	—	31.28	3/9/2026	—	—	20,781(6)	726,296
	6/8/2016	—	79,221	—	32.09	6/8/2026	—	—	31,163(6)	1,089,147
Nima J. Kelly	12/16/2011	44,712	—	—	7.40	12/16/2021	—	—	—	—
	12/16/2011	49,602	—	—	2.50	1/30/2027	—	—	—	—
	1/24/2013	63,008	12,168	16,224	7.44	1/24/2023	—	—	—	—
	3/9/2016	—	53,490	—	31.28	3/9/2026	—	—	20,781(6)	726,296
	9/7/2016	—	—	—	—	—	23,642(4)	826,288	23,642(7)	826,288
Barbara Rechterman	12/16/2011	1,619,438	—	—	7.40	12/16/2021	—	—	—	—
	12/16/2011	136,526	—	—	2.50	1/30/2027	—	—	—	—
	6/8/2016	—	—	—	—	—	36,212(5)	1,265,609	54,534(8)	1,905,963
_________

(1)
Time Options granted prior to 2015 become vested and exercisable over a five-year period as to 20% of the stock options each year on the anniversary of the applicable vesting commencement date, subject to the NEO's continued service through the applicable vesting date.

(2)
Time Options granted in 2015 forward become vested and exercisable over a four-year period as to 25% of the stock options each year on the anniversary of the applicable vesting commencement date, subject to the NEO's continued service through the applicable vesting date.

(3)
Performance Options become vested and exercisable over a five-year period as to 20% of the stock options each year based on achievement of annual performance targets established by the Desert Newco Board or the Company Board, as applicable, subject to the NEO’s continued service through the applicable vesting date.

(4)
RSUs vest over a four-year period as to 25% on the first anniversary of the grant date and then quarterly vesting in equal installments for an additional 3 years, subject to the NEO’s continued service through the applicable vesting date.

(5)	RSUs vest in six equal quarterly installments through and including December 31, 2017, subject to the NEO’s continued service through the applicable vesting date.

(6)
PRSUs vest over a four-year period as to 25% of the award vesting each year based on achievement of annual bookings and adjusted EBITDA performance targets established by the Company Board, subject to the NEO's continued service through the applicable vesting date.

(7)
PRSUs vest over a four-year period with 25% of the award vesting each year based on achievement of annual bookings and adjusted EBITDA performance targets established by the Company Board for 2016, 2017, 2018 and the first 3 quarters of 2019, subject to the NEO’s continued service through the applicable vesting date.

(8)	PRSUs vest based on achievement of 2017 bookings and adjusted EBITDA performance targets established by the Company Board, subject to the NEO's continued employment through January 2, 2018.

(9)	These market values are determined by multiplying the number of shares by the fair market value per share of our Class A common stock on December 30, 2016 of $34.95.

Stock Option Exercises and Stock Awards Vesting During 2016
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of RSUs during 2016 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options. The value realized on vesting of RSUs is calculated based on the closing market price of our common stock on the vesting date of the RSU.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Blake J. Irving	237,500	6,104,908	494	15,682
Scott W. Wagner	120,000	2,982,895	534	16,978
Raymond E. Winborne	—	—	—	—
James M. Carroll	252,000	6,108,552	424	13,414
Nima J. Kelly	55,000	1,619,327	219	6,759
Barbara Rechterman	1,749,000	51,132,207	18,323	607,559
Executive Employment Agreements
Blake J. Irving
In 2015, we entered into an employment agreement with Blake J. Irving, which expires on December 31, 2018 (and may be extended through mutual agreement) and provides that Mr. Irving is an at-will employee. Mr. Irving’s current annual base salary is $1,000,000 and he is eligible for an annual target cash incentive payment equal to 100% of his base salary. Mr. Irving’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Scott W. Wagner
In 2015, we entered into an employment agreement with Scott W. Wagner, which expires on December 31, 2018 (and may be extended through mutual agreement) and provides that Mr. Wagner is an at-will employee. Mr. Wagner’s current annual base salary is $750,000 and he is eligible for an annual target cash incentive payment equal to 100% of his base salary. Mr. Wagner’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Raymond E. Winborne
In 2016, we entered into an employment agreement with Raymond E. Winborne, which expires on December 31, 2020 (and may be extended through mutual agreement) and provides that Mr. Winborne is an at-will employee. Mr. Winborne's current annual base salary is $500,000 and he is eligible for an annual target cash incentive payment equal to 60% of his base salary. Mr. Winborne's employment agreement also provides for a signing bonus of $45,000 and an aggregate relocation allowance of $225,000. Mr. Winborne's employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Mr. Winborne's employment agreement also provides for certain equity awards, which were granted to him in connection with his commencement of employment with us in 2016, as described in the "Grants of Plan-Based Awards During 2016" table above.
James M. Carroll
In 2015, we entered into an employment agreement with James M. Carroll, which expires on December 31, 2017 (and may be extended through mutual agreement) and provides that Mr. Carroll is an at-will employee. Mr. Carroll’s current annual base salary is $515,000 and he is eligible for an annual target cash incentive payment equal to 60% of his base salary. Mr. Carroll’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.

Nima J. Kelly
In 2016, we entered into an amended and restated employment agreement with Nima J. Kelly, which expires on December 31, 2021 (and may be extended through mutual agreement) and provides that Ms. Kelly is an at-will employee. Ms. Kelly's current annual base salary is $500,000 and she is eligible for an annual target cash incentive payment equal to 60% of her base salary. Ms. Kelly also received a special equity award of $1.532 million in RSUs, as described in the "Grants of Plan-Based Awards During 2016" table above. Ms. Kelly's employment agreement also provides her with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Ms. Kelly's employment agreement also provides for the grant of an additional $1.532 million in time- and performance-based RSUs in the first quarter of each of 2017 and 2018. Half of these RSUs shall be time-based with 25% vesting on the first anniversary of the grant date and with 1/16th vesting every three months thereafter. The other half of these RSUs shall be PRSUs, with the vesting for the PRSUs granted in 2017 determined in three equal tranches based on the Company's achievement of its performance goals, as determined by the Company Board, for 2017, 2018 and the first three quarters of 2019, and the vesting for the PRSUs granted in 2018 determined in two equal tranches based on the Company's achievement of its performance goals, as determined by the Company Board, for 2018 and the first three quarters of 2019. In each case, vesting is subject to Ms. Kelly's continued status as a Service Provider through each vesting date.
Barbara Rechterman
In 2016, we entered into an employment agreement with Ms. Rechterman, which expires on January 2, 2018 (and may be extended through mutual agreement) and provides that Ms. Rechterman is an at-will employee. Ms. Rechterman's current annual base salary is $500,000 and she is eligible for an annual target cash incentive payment equal to 100% of her base salary. Ms. Rechterman also received a special equity award of $3.5 million in RSUs, as described in the "Grants of Plan-Based Awards During 2016" table above. Ms. Rechterman's employment agreement also provides her with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Potential Payments Upon Termination or Change in Control
Cash Benefits
Each of our NEOs who has entered into an employment agreement with us as described above is entitled to the following cash severance under his or her employment agreement:
If an NEO's employment is terminated either by us for "cause" (other than by reason of death or "disability") or by the NEO other than for "good reason" (as such terms are defined in his or her employment agreement), and in each case the termination occurs outside of the period beginning three months prior to and ending 18 months following a "change in control", (as defined in his or her employment agreement, and such period, the "Change in Control Period"), the NEO will receive:

•	the NEO's base salary accrued through the termination date; plus

•	reimbursement within 60 days following submission by the NEO of any unreimbursed expenses; plus

•
any fully vested and non-forfeitable employee benefits to which NEO may be entitled under the Company's employee benefits plan (collectively, these payments are referred to as the Accrued Obligations).

If an NEO’s employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason", and in each case the termination occurs outside of the Change in Control Period, the NEO will receive a lump sum cash severance payment equal to the following:

•	the Accrued Obligations; plus

•	50% of the NEO’s annual base salary rate as then in effect (150%, in the case of Messrs. Irving and Wagner, 100%, in the case of Mr. Winborne, and 75%, in the case of Mses. Kelly and Rechterman); plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	a pro-rated amount of the target annual cash bonus for the year of termination; plus

•	6 months of the cost of health insurance under COBRA (12 months, in the case of Messrs. Irving, Wagner and Winborne, and 9 months, in the case of Mses. Kelly and Rechterman).

For Messrs. Irving, Wagner, Winborne and Carroll, if the NEO’s employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason" during the Change in Control Period, the NEO will receive a lump sum cash severance payment equal to the following:

•	the Accrued Obligations; plus

•	150% of the NEO’s annual base salary rate as then in effect (75%, in the case of Mr. Carroll); plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	150% of the target annual cash bonus for the year of termination or, if higher, the date immediately prior to the change in control (75%, in the case of Mr. Carroll); plus

•	18 months of the cost of health insurance under COBRA (12 months, in the case of Mr. Winborne, and 9 months, in the case of Mr. Carroll).
If an NEO’s employment is terminated by reason of death or "disability" (as such term is defined in his or her employment agreement), the NEO will receive a lump sum cash severance payment equal to the following:

•	the Accrued Obligations; plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	a pro-rated amount of the target annual cash bonus for the year of termination.
In order to receive the cash severance benefits described above, the NEO must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for up to twelve months as set forth in his or her employment agreement following the termination date.
In the event any of the payments provided for under these employment agreements, or otherwise payable to the NEO, would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he or she would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment agreement with any of our NEOs provides for any tax gross-up payments.
Equity Benefits
The following benefits apply to stock options granted to our NEOs prior to 2016:

•
Each NEO’s stock option agreement provides that upon a "change in control" (as defined in the 2011 Incentive Plan), 100% of the NEO’s unvested Time Options and Performance Options will vest and become exercisable immediately prior to the change in control if, as a result of such change in control, (i) KKR, Silver Lake and TCV, at the time of the change in control, achieve an internal rate of return of at least 25% or (ii) KKR, Silver Lake and TCV, at the time of the change in control, earn at least three times the purchase price they paid for their equity interest, whether acquired, directly or indirectly, in each case, based on cash received by KKR, Silver Lake and TCV on a cumulative basis (excluding tax distributions and after deduction for any applicable transaction expenses), subject to the NEO’s continued employment through the change in control.

•
In addition, to the extent any Time Options do not vest and remain outstanding as of a change in control, in the event an NEO’s employment is terminated by us (or our successor) without "cause" or by the NEO for "good reason" during the Change in Control Period, such unvested Time Options will become immediately vested and exercisable.

In addition, pursuant to Ms. Kelly's amended and restated employment agreement, if Ms. Kelly's employment with us ends after December 31, 2019 for a reason other than a termination for "cause", all unvested and outstanding RSUs and PRSUs promised to her in 2016, 2017 and 2018 will have their vesting accelerated.

Termination of Employment Unrelated to a Change in Control

Name	Salary Continuation ($)(1)	Target Annual Cash Bonus ($)(2)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Blake J. Irving	1,500,000	1,000,000	19,650	2,519,650
Scott W. Wagner	1,125,000	750,000	19,650	1,894,650
Raymond E. Winborne	500,000	300,000	19,650	819,650
James M. Carroll	257,500	309,000	9,825	576,325
Nima J. Kelly	375,000	300,000	14,738	689,738
Barbara Rechterman	375,000	500,000	14,930	889,930
____________

(1)	This amount is based on each NEO’s base salary as was in effect on December 31, 2016.

(2)	This amount is based on each NEO’s target cash bonus amount as was in effect on December 31, 2016.
Termination of Employment in Connection with a Change in Control

Name	Salary Continuation ($)(1)	Target Annual Cash Bonus ($)(2)	Accelerated Vesting of Stock Options ($)(3)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Blake J. Irving	1,500,000	1,500,000	13,151,067	29,476	16,180,543
Scott W. Wagner	1,125,000	1,125,000	11,298,030	29,476	13,577,506
Raymond E. Winborne	750,000	450,000	—	19,650	1,219,650
James M. Carroll	386,250	231,750	2,726,407	14,738	3,359,145
Nima J. Kelly	375,000	300,000	334,714	14,738	1,024,452
Barbara Rechterman	375,000	500,000	—	14,930	889,930
____________

(1)	This amount is based on each NEO’s base salary as was in effect on December 31, 2016.

(2)	This amount is based on each NEO’s target bonus amount as was in effect on December 31, 2016.

(3)
The amounts represent the intrinsic value of the Time Options that would vest on an accelerated basis in connection with termination of employment in connection with a change in control, as described under the "Equity Benefits" section above. Such intrinsic value is determined by multiplying (a) the amount by which the fair market value per share of our Class A common stock on December 30, 2016 of $34.95 exceeded the exercise price per share in effect under each stock option by (b) the number of unvested shares that would vest on an accelerated basis under such stock option. These amounts assume the accelerated vesting resulting from the termination of employment occurred on December 31, 2016.

Risk Assessment and Compensation Practices
Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•
our incentive compensation plan reflects a pay for performance philosophy rewarding NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards generally include multi-year vesting schedules requiring long-term employee commitment; and

•	we regularly monitor short- and long-term compensation practices to determine whether management’s objectives are satisfied.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2016. On January 1, 2017, the number of shares available for issuance under our equity incentive plan automatically increased by 6,684,460 and the number of shares available for issuance under our employee stock purchase plan increased by 1,000,000, each pursuant to the terms of such plan. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Stock Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders	6,142,077	$29.98	14,701,684
Equity compensation plans not approved by stockholders	15,248,077	$10.50	—
Total	21,390,154		14,701,684
____________

(1)	The weighted-average exercise price does not reflect shares to be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes shares available for future issuance under our equity incentive plan and our employee stock purchase plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of March 31, 2017 by:

•	each of our named executive officers;

•	each person or group, who beneficially owned more than 5% of our common stock; and

•	all of our current directors and executive officers as a group.
The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common) on a one-for-one basis, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Class A Common Stock		Number of Shares Class B Common Stock		Combined Voting Power(2)
	Number	%	Number	%	Number	%
Directors and Named Executive Officers:
Blake J. Irving(3)	1,245,980	1.4%	49,800	*	1,295,780	*
Scott W. Wagner(4)	1,304,355	1.4%	110,229	*	1,414,584	*
Raymond E. Winborne	17,808	*	—	—	17,808	*
James M. Carroll(5)	106,224	*	—	—	106,224	*
Herald Y. Chen(6)	—	—	—	—	—	—
Nima J. Kelly (7)	186,077	*	100,000	*	286,077	*
Richard H. Kimball(8)	—	—	—	—	—	—
Gregory K. Mondre(9)	—	—	—	—	—	—
John I. Park(6)	—	—	—	—	—	—
Bob Parsons(10)	—	—	31,856,015	40.6%	31,856,015	18.8%
Elizabeth S. Rafael	—	—	10,382	*	10,382	*
Barbara Rechterman(11)	1,633,834	1.8%	930,649	1.2%	2,564,483	1.5%
Charles J. Robel(12)	78,494	*	10,382	*	88,876	*
Brian H. Sharples	2,345	*	—	—	2,345	*
Lee E. Wittlinger(9)	—	—	—	—	—	—
All executive officers and directors as a group (18 persons)(13)	5,218,012	5.4%	33,133,777	42.3%	38,351,789	22.0%
5% Equity Holders:
Entities Affiliated with KKR(14)	15,517,400	17.1%	16,294,443	20.8%	31,811,843	18.8%
Entities Affiliated with Silver Lake(15)	14,314,789	15.8%	17,497,054	22.3%	31,811,843	18.8%
Entities Affiliated with TCV(16)	4,849,007	5.4%	9,418,073	12.0%	14,267,080	8.4%
YAM Special Holdings, Inc.(17)	—	—%	31,856,015	40.6%	31,856,015	18.8%
Entities affiliated with Fidelity(18)	7,794,038	8.6%	—	—	7,794,038	4.6%
Entities affiliated with JP Morgan(19)	6,810,377	7.5%	—	—	6,810,377	4.0%
Entities affiliated with Vanguard(20)	5,575,331	6.2%	—	—	5,575,331	3.3%
Entities affiliated with Wellington(21)	7,011,839	7.7%	—	—	7,011,839	4.1%

____________

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Subject to the terms of the Exchange Agreement, shares of our Class B common stock (together with the corresponding LLC Units) are exchangeable for shares of our Class A common stock on a one-for-one basis. See "Certain Relationships and Related Party and Other Transactions-Exchange Agreement."

(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of GoDaddy voting together as a single class.

(3)	Class A common stock beneficially owned by Mr. Irving includes 1,243,625 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2017.

(4)	Class A common stock beneficially owned by Mr. Wagner includes 1,302,000 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2017.

(5)	Class A common stock beneficially owned by Mr. Carroll includes 97,373 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2017.

(6)	The address of Messrs. Chen and Park is c/o Kohlberg Kravis Roberts & Co. LLP, 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(7)	Class A common stock beneficially owned by Ms. Kelly includes 178,807 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2017.

(8)	The address of Mr. Kimball is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(9)	The address of Messrs. Mondre and Wittlinger is c/o Silver Lake Partners, 9 West 57th Street, 32nd Floor, New York, NY 10019.

(10)	Consists of the shares listed in footnote 17 below, which are held by YAM Special Holdings, Inc., or YAM.

(11)	Class A common stock beneficially owned by Ms. Rechterman includes 1,619,438 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2017.

(12)	Class A common stock beneficially owned by Mr. Robel includes 53,627 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2017.

(13)
Class A common stock beneficially owned by our current executive officers and directors includes 5,123,095 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2017.

(14)
Based on information reported by KKR on Schedule 13G filed with the SEC on February 10, 2017. KKR Partners III, L.P., or KKR Partners III, holds (i) 36,864 shares of our Class A common stock and (ii) 1,581,425 shares of our Class B common stock. KKR 2006 Fund (GDG) L.P., or KKR 2006 Fund, holds (i) 374,147 shares of our Class A common stock and (ii) 14,367,682 shares of our Class B common stock. GDG Co-Invest Blocker L.P., or GDG Co-Invest, holds 4,880,995 shares of our Class A common stock. KKR 2006 GDG Blocker L.P., or KKR 2006 GDG, holds 10,217,344 shares of our Class A common stock. OPERF Co-Investment LLC, or OPERF, holds (i) 8,050 shares of our Class A common stock and (ii) 345,336 shares of our Class B common stock.

Each of KKR Associates 2006 AIV L.P., or KKR Associates 2006, (as the general partner of KKR 2006 Fund); GDG Co-Invest GP LLC (as the general partner of GDG Co-Invest); KKR 2006 AIV GP LLC (as the general partner of each of KKR Associates 2006 and KKR 2006 GDG and as the sole member of GDG Co-Invest GP LLC); KKR Management Holdings L.P. (as the designated member of KKR 2006 AIV GP LLC); KKR Management Holdings Corp. (as the general partner of KKR Management Holdings L.P.); KKR III GP LLC (as the sole general partner of KKR Partners III); KKR Associates 2006 L.P. (as the manager of OPERF); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as the sole shareholder of KKR Fund Holdings GP Limited, a general partner of KKR Fund Holdings L.P. and sole shareholder of KKR Management Holdings Corp.); KKR Group Limited (as the general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the general partner of KKR & Co. L.P.); and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC and the managers of KKR III GP LLC) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The address of each of the entities and persons identified in this and the paragraph above, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY, 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(15)
Based on information reported by Silver Lake on Schedule 13G filed with the SEC on February 10, 2017. SLP GD Investors, LLC, or SLP GD, holds 17,497,054 shares of our Class B common stock. SLP III Kingdom Feeder I, L.P., or SLKF I, holds 14,314,789 shares of our Class A common stock.

Each of Silver Lake Partners III DE (AIV IV), L.P., SLP III DE, (as the managing member of SLP GD); Silver Lake Technology Associates III, L.P., or SLTA III, (as the general partner of SLP III, SLTI III, SLKF I and SLP III DE); SLTA III (GP), LLC, or SLTA GP, (as the general partner of SLTA III); Silver Lake Group, LLC (as the managing member of SLTA GP); and an investment committee of SLTA III, made up of Mike Bingle, Jim Davidson, Egon Durban, Ken Hao, Christian Lucas, Greg Mondre and Joe Osnoss, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The address of each of the entities and persons identified in this and the paragraph above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(16)
Based on information reported by TCV on Schedule 13G filed with the SEC on February 9, 2017. TCV VII, L.P., or TCV VII, holds 9,337,160 shares of our Class B common stock. TCV VII (A), L.P., or TCV VII (A), holds 4,849,007 shares of our Class A common stock. TCV Member Fund, L.P., or Member Fund, holds 80,913 shares of our Class B common stock.

Each of Technology Crossover Management VII, Ltd., or Management VII, (as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund); Technology Crossover Management VII, L.P. (as the direct general partner of TCV VII and TCV VII(A)); and an investment committee of Management VII, made up of Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, Jr., Christopher P. Marshall, Timothy P. McAdam, John C. Rosenberg, Robert W. Trudeau and David L. Yuan, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The address of each of the entities and persons identified in this and the paragraph above is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(17)
Based on information reported by YAM on Schedule 13G filed with the SEC on February 24, 2017. Robert Ralph Trust dtd 12/2/11 is the sole stockholder of YAM. Bob Parsons, the trustee of Robert Ralph Trust dtd 12/2/11, is deemed to have beneficial ownership and voting and investment power over the shares held by YAM. The address for YAM Special Holdings, Inc. is 15475 N. 84th Street, Scottsdale, Arizona 85260.

(18)
Based on information reported by FMR LLC on Schedule 13G filed with the SEC on February 14, 2017. Of the shares of Class A common stock beneficially owned, FMR LLC reported that it has sole voting power with respect to 426,783 shares and sole dispositive power with respect to all of the shares. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.

(19)
Based on information reported by JPMorgan Chase & Co., or JPMorgan, on Schedule 13G filed with the SEC on January 23, 2017. Of the shares of Class A common stock beneficially owned, JPMorgan reported that it has sole voting power over 6,047,739 shares, sole dispositive power over 6,809,063 shares and shared dispositive power over 1,314 shares. JPMorgan listed its address as 270 Park Avenue, New York, New York 10017.

(20) Based on information reported by The Vanguard Group, or Vanguard, on Schedule 13G filed with the SEC on February 13, 2017. Of the shares of Class A common stock beneficially owned, Vanguard reported that it has sole voting power over 27,740 shares, shared voting power over 3,494 shares, sole dispositive power over 5,546,966 shares and shared dispositive power over 28,365 shares. Vanguard listed its address as 100 Vanguard Blvd., Malvern, PA 19355.

(21)
Based on information reported by Wellington Management Group LLP, or Wellington, on Schedule 13G filed with the SEC on February 9, 2017. Of the shares of Class A common stock beneficially owned, Wellington reported shared voting power over 5,017,918 shares and shared dispositive power over all of the shares. Wellington listed its address as 280 Congress Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions, and series of similar transactions, during 2016 to which we were a party, or will be a party, in which:

•	the amounts involved exceeded, or exceeds, $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had, or will have, a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Policies and Procedures for Related Party Transactions
Our audit and finance committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 and in which a related person has or will have a direct or indirect material interest. We have adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A common stock and Class B common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit and finance committee charter provides that our audit and finance committee shall review and approve or disapprove any related party transactions.
Desert Newco Amended and Restated Limited Liability Company Agreement
We directly, or indirectly through our wholly owned subsidiary GD Subsidiary Inc., hold LLC Units in Desert Newco and are the sole managing member of Desert Newco. As the sole managing member, we have the right to determine when distributions will be made to the members of Desert Newco and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If we authorize a distribution, such distribution will be made to the unit holders, including us, pro rata in accordance with their respective ownership interest, provided that we, as sole managing member, are entitled to non-pro rata distributions for certain fees and expenses.
Desert Newco is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to its unit holders, including us. Pursuant to the Third Amended and Restated LLC Agreement of Desert Newco, dated March 31, 2015, or the LLC Agreement, Desert Newco makes pro rata cash distributions to its unit holders, calculated using an assumed tax rate, to help fund their tax obligations in respect of the cumulative taxable income, reduced by cumulative taxable losses, of Desert Newco allocated to them. Generally, these tax distributions are computed based on an assumed income tax rate equal to the sum of (i) the maximum marginal federal income tax rate applicable to an individual and (ii) 7%. The assumed income tax rate currently totals 46.6%, which will increase to 50.4% in certain cases when the tax on net investment income is applicable.
In addition, under the tax rules, Desert Newco is required to allocate taxable income disproportionately to its unit holders. Because tax distributions are determined based on the holder of LLC Units who is allocated the largest amount of taxable income on a per unit basis, but are made pro rata based on ownership, Desert Newco is required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes it would have otherwise paid.
During 2016, Desert Newco paid tax distributions totaling $18.4 million, as follows: $7.3 million to YAM, $4.1 million to SLP, $3.9 million to KKR, $2.2 million to TCV and $0.9 million to its other owners. As of December 31, 2016, Desert Newco had accrued estimated tax distributions totaling $10.0 million, which were paid in 2017, as follows: $4.0 million to YAM, $2.2 million to SLP, $2.1 million to KKR, $1.2 million to TCV and $0.5 million to its other owners.
In addition to tax expenses, we also incur expenses related to our operations, plus payments under tax receivable agreements, or the TRAs, which we expect will be significant. We intend to cause Desert Newco to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow us to pay our taxes and operating expenses, including distributions to fund any ordinary course payments due under the TRAs. See "Tax Receivable Agreements" below for further discussion regarding our obligations under the TRAs.
The LLC Agreement also provides that as a general matter, each of Desert Newco’s owners prior to our IPO, or a Continuing LLC Owner, do not have the right to transfer LLC Units if we determine that such transfer would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject or would cause a technical tax termination of Desert Newco. However, each of KKR, Silver Lake, TCV and Mr. Parsons may transfer all of its LLC Units even if such transfer could result in a technical tax termination, if the transferring member indemnifies the other members of Desert Newco (including Go Daddy Inc.) for certain adverse tax consequences arising from any such technical tax termination and indemnifies Desert Newco for related costs.
Stockholder Agreement
In connection with our IPO, we entered into the Stockholder Agreement with Desert Newco, affiliates of each of KKR, Silver Lake, TCV and Mr. Parsons. The Stockholder Agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our Class A common stock and Class B common stock. In addition, the Stockholder Agreement contains provisions related to the composition of our Board and its committees.
Voting Agreement
Under the Stockholder Agreement, our existing owners who are affiliated with KKR, Silver Lake, TCV and Mr. Parsons agree to take all necessary action, including casting all votes to which such existing owners are entitled to cast at any annual or special meeting of stockholders, so as to ensure the composition of our Board and its committees complies with (and includes all of the nominees in accordance with) the provisions of the Stockholder Agreement related to the composition of our Board and its committees.
In addition, under the Stockholder Agreement, affiliates of TCV agree to cast all votes in a manner directed by the affiliates of KKR and Silver Lake during the three-year period following the completion of our IPO.
KKR and Silver Lake Approvals
Under the Stockholder Agreement and subject to our Certificate, our Bylaws and applicable law, the actions listed below by us or any of our subsidiaries will require the approval of KKR and Silver Lake for so long as affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own at least 25% of the shares of our Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO. Additionally, the approval requires the consent of each of KKR and Silver Lake for so long as such stockholder is entitled to nominate a KKR Director or a Silver Lake Director, as the case may be, pursuant to the Stockholder Agreement. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $50 million;

•	incurring indebtedness in an aggregate principal amount in excess of $50 million;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving us or any of our significant subsidiaries;

•	making any material change in the nature of the business conducted by us or our subsidiaries;

•	terminating the employment of our CEO or hiring a new CEO;

•	increasing or decreasing the size of our Board;

•	waiving or amending the limited liability company agreement of Desert Newco Managers, LLC or the equity or employment agreements of our executive officers;

•	engaging in certain transactions with affiliates; and

•	any merger or liquidation of Desert Newco or creating any new class of equity securities of Desert Newco.

Mr. Parsons Approvals
Under the Stockholder Agreement, the actions listed below by us or any of our subsidiaries shall require the consent of affiliates of Mr. Parsons for so long as such affiliates continue to own at least 50% of the shares of our Class A common stock held by YAM on an As-Exchanged Basis immediately prior to our IPO:

•	certain transactions with KKR and/or Silver Lake and/or their affiliates;

•
change in control transactions in which KKR and Silver Lake and/or their affiliates receive consideration from an unaffiliated third party that is not offered on a pro rata basis to Mr. Parson’s affiliates; and

•	any tax election revoking Desert Newco’s Section 754 election under the Internal Revenue Code or to treat Desert Newco as other than a partnership for tax purposes.
TCV Approvals
Under the Stockholder Agreement, the actions listed below by us or any of our subsidiaries require the consent of affiliates of TCV for so long as such affiliates continue to own at least 5% of the shares of our Class A common stock outstanding on an As-Exchanged Basis:

•
any redemption or repurchase of shares from KKR, Silver Lake, affiliates of Mr. Parsons or Desert Newco Managers, LLC (other than certain repurchases of employee shares pursuant to compensation arrangements), or any payment of any fee to KKR or Silver Lake or its related management company (other than pursuant to the Transaction and Monitoring Fee Agreement (as defined below) as in effect on the date of our IPO), other than transactions effected on a pro rata basis in respect of all the shares held by KKR and its affiliates, SLP and its affiliates, TCV and its affiliates, Mr. Parsons and his affiliates and Desert Newco Managers, LLC.

Transfer Restrictions
Under the Stockholder Agreement, each of KKR, Silver Lake, TCV and Mr. Parsons agreed, subject to certain limited exceptions, not to transfer, sell, exchange, assign, pledge, hypothecate, convey or otherwise dispose of or encumber any shares of our Class A common stock (including shares of Class A common stock issuable upon the exchange of LLC Units) during the three-year period following our IPO without the consent of each of KKR and Silver Lake, for so long as each of KKR and Silver Lake is entitled to nominate at least one director to our Board.
Other Provisions
Under the Stockholder Agreement, we agreed, subject to certain exceptions, to indemnify KKR, Silver Lake, TCV and Mr. Parsons and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Registration Rights Agreement
We are a party to an amended and restated registration rights agreement with certain holders of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock).
Under this agreement, certain holders have the right to demand that we register Class A common stock to be sold by them. Such registration demand must be expected to result in aggregate net cash proceeds to the participating registration rights holders in excess of $50 million. In certain circumstances, we may postpone the filing of a registration statement for up to 90 days once in any 12 month period.
In addition, certain holders have the right to request that we register the sale of shares of Class A common stock to be sold by them on Form S-3 and, no more than twice during any 12 month period, each such holder may demand that we make available shelf registration statements permitting sales of shares of Class A common stock into the market from time to time over an extended period. Subject to certain limitations, at any time when we have an effective shelf registration statement, certain holders each shall have the right to make no more than two takedown demands during any 12 month period.
In addition, certain holders have the ability to exercise certain piggyback registration rights in respect of shares of Class A common stock to be sold by them in connection with registered offerings requested by certain other holders or initiated by us.

Term Loan
As of December 31, 2016, investment funds or accounts advised by KKR Credit Advisors (US) LLC held $2.9 million of the outstanding principal balance of our term loan. During 2016, we made principal payments of $0.1 million and interest and administrative fee payments of $0.8 million to such funds. For a detailed description of the term loan, see note 9 to our audited consolidated financial statements, which are included in our 2016 Form 10-K. On February 15, 2017, we amended our credit facility, as described the Current Report on Form 8-K filed on February 16, 2017.
Exchange Agreement
In connection with the consummation of our IPO, we and the Desert Newco pre-IPO owners entered into the Exchange Agreement under which they (or certain permitted transferees thereof) were granted the right, subject to the terms of the Exchange Agreement, to exchange their LLC Units (together with a corresponding number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units or all of the vested LLC Units held by such owner.
The LLC Agreement provides that as a general matter a Continuing LLC Owner does not have the right to exchange LLC Units if we determine such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject or would cause a technical tax termination of Desert Newco. However, each of KKR, Silver Lake, TCV and Mr. Parsons may transfer all of its LLC Units even if such transfer could result in a technical tax termination if the transferring member indemnifies the other members of Desert Newco (including Go Daddy Inc.) for certain adverse tax consequences arising from any such technical tax termination and indemnifies Desert Newco for related costs.
We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that Desert Newco is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by us is correspondingly increased as we acquire the exchanged LLC Units, and a corresponding number of shares of Class B common stock are canceled.
Tax Receivable Agreements
We are a party to five TRAs. For a detailed description of our obligations under the TRAs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Payable to Related Parties Pursuant to the TRAs" and note 13 to our audited consolidated financial statements, which are included in our 2016 Form 10-K.
As of December 31, 2016, we have recorded a liability of $202.6 million payable to the related parties under the TRAs. This is the amount of liability we currently deem probable and estimable, which takes into account limitations on the use of the favorable tax attributes due to limitations of taxable income. We have determined it is more-likely-than-not we will be unable to utilize all of our deferred tax assets subject to the TRAs; therefore, we have not recorded a liability under the TRAs related to the tax savings we may realize from the utilization of net operating loss carryforwards and the amortization related to basis adjustments under Code Section 754 created by exchanges of LLC Units. If utilization of these deferred tax assets becomes more-likely-than-not in the future, at such time, we will record liabilities under the TRAs of up to an additional $169.8 million as a result of basis adjustments under Code Section 754 and up to an additional $148.0 million related to net operating loss and credit carryforwards, which will be recorded through charges to our consolidated statement of operations. However, if these tax attributes are not utilized in future years, it is reasonably possible no amounts would be paid under the TRAs. In this scenario, the reduction of the liability under the TRAs would result in a benefit to our consolidated statement of operations.
The payment obligations under the TRAs are obligations of GoDaddy Inc., not Desert Newco, and we expect the payments we are required to make under the TRAs will be substantial. The TRAs are subject to a number of risks and uncertainties. For a description of these risks, see "Risk Factors—Risks Related to Our Company and Our Organizational Structure", which are included in our 2016 Form 10-K.
Under the terms of the TRAs, we may not elect an early termination of the TRAs without the consent of (i) each of certain affiliates of KKR, Silver Lake, TCV and Mr. Parsons until such affiliate has exchanged all of its LLC Units (together with the corresponding shares of Class B common stock) for shares of Class A common stock and (ii) a majority of our directors, other than directors designated or nominated by stockholders affiliated with KKR, Silver Lake, TCV and Mr. Parsons. Accordingly, we may be prevented from terminating the TRAs in circumstances where we determine it would be beneficial for us to do so, including potentially in connection with future strategic transactions.
Participation in our Secondary Offering
In April 2016, we completed a secondary offering in which certain stockholders, including KKR, Silver Lake, TCV and YAM, and certain of our executive officers, sold an aggregate of 18,975,000 shares of our Class A common stock at a public offering price of $30.25 per share. We received $6.3 million in proceeds from the exercise of stock options in connection with the offering, but did not receive any proceeds from the shares sold in the offering. The offering also included the exchange of 10,382,000 LLC Units (together with the corresponding shares of Class B common stock) for Class A common stock by certain selling stockholders.
Other Transactions
We have granted stock options to our executive officers and certain of our directors. In connection with our IPO, we entered into revised severance agreements and confirmatory employment letters with each of our executive officers, including our NEOs, as well as revised change in control agreements with our NEOs, to clarify the terms of their employment. See "Non-Employee Director Compensation" and "Executive Compensation."
In September 2012, we entered into a partner agreement with First Data Merchant Services Corporation, or First Data, a subsidiary of First Data Corporation, pursuant to which we sell First Data’s electronic commerce and payment solutions to our customers and receive a portion of all fees received by First Data from such customers. KKR and its affiliates have a significant ownership interest in First Data Corporation. During 2016, we received $0.8 million under this agreement.
In the ordinary course of business, we purchase and lease computer equipment, technology licensing, software maintenance and support and other products and services from various entities with whom affiliates of KKR, Silver Lake and TCV have significant ownership interests. Amounts paid to such entities during 2016, were as follows:

Entity Name	Amount Paid ($ in millions)
Dell, Inc.	$15.4
Optiv	0.6
Sitecore USA, Inc.	0.4
Jive Software, Inc.	0.3
Symantec Corp	0.3
Blackline Systems, Inc.	0.2
Alliant Insurance Services, Inc.	0.2
ClickTale	0.2
Limitation of Liability and Indemnification of Executive Officers and Directors
Our Certificate contains provisions limiting the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.
Any amendment to or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors are further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating they were not required to file these forms, we believe that during 2016, all Section 16(a) filing requirements were satisfied on a timely basis, except for Mr. Parsons' Form 5 filed on March 16, 2017 and the Form 4s filed on August 5, 2016 by Messrs. Irving, Wagner, Carroll, Goldman and Josefsberg and Ms. Kelly.
2016 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2016 are included in our 2016 Form 10-K. This proxy statement and our 2016 annual report are posted on our website at https://aboutus.godaddy.net/investor-relations/financials and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2016 annual report without charge by sending a written request to GoDaddy Inc., Attention: Investor Relations, 14455 N. Hayden Road, Scottsdale, Arizona 85260.
* * *
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important for your shares of our common stock to be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Scottsdale, Arizona
April 25, 2017